EXHIBIT 99.1

CytRx Reports 2012 Financial Results

Data from four oncology clinical trials expected in 2013

Preparations underway for an international Phase 3 pivotal clinical trial with aldoxorubicin in patients with advanced soft tissue sarcomas

LOS ANGELES (March 11, 2013) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the 12 months ended December 31, 2012, and provided 2013 milestones for its clinical development programs.

“This is an inflection year for CytRx as data are expected from four clinical trials with our highly promising oncology drug compounds that address significant markets,” said President and Chief Executive Officer Steven A. Kriegsman. “We also are actively making preparations for a randomized, comparative, international Phase 3 clinical trial with aldoxorubicin as a second-line treatment in patients with soft tissue sarcomas. Subject to agreement from the FDA, we expect to initiate the trial in the second half of this year. The FDA is currently reviewing our request to conduct this trial under a special protocol assessment (SPA), which we filed in January.”

By reaching agreement with the FDA on a trial protocol under an SPA, the FDA deems that a Phase 3 clinical trial is acceptable for support of regulatory approval, subject to trial results. Favorable results from a Phase 1b/2 clinical trial with aldoxorubicin showed clinical benefit (partial response or stable disease at four months following treatment) in 77% of evaluable patients with advanced soft tissue sarcomas who had failed other therapies. CytRx holds exclusive worldwide rights to aldoxorubicin, the tumor-targeting conjugate of the commonly used chemotherapeutic agent doxorubicin.

CytRx expects in 2013 to report results from clinical trials with aldoxorubicin as follows:

•
Second Quarter – Phase 1b clinical trial results from 24 patients with advanced solid tumors to determine the maximum tolerated dose (MTD) of a combination of aldoxorubicin and doxorubicin. The clinical trial will continue with the combination aldoxorubicin and doxorubicin administered at the MTD to an expansion group of patients with chondrosarcomas or chordomas to determine safety and preliminary efficacy in these normally chemotherapy-insensitive malignancies. The purpose of this trial is to extend the Company’s patent portfolio and potentially increase market penetration with aldoxorubicin for the treatment of patients with solid tumors.

•	First Half – Pharmacokinetic results from an open-label, single-center Phase 1b clinical trial in patient with metastatic solid tumors.
•
Second Half – Progression-free survival results from an international Phase 2b clinical trial in 105 patients comparing aldoxorubicin with doxorubicin as a first-line treatment for soft tissue sarcoma. This trial is being conducted under the direction of world-renowned expert in soft tissue sarcoma treatment Santa P. Chawla, M.S., F.R.A.C.P., Director of the Sarcoma Oncology Center in Santa Monica, Calif.

“Additionally, we expect to report topline data in the second half of 2013 from our international Phase 2b clinical trial with tamibarotene in 140 evaluable patients with advanced non-small cell lung cancer (NSCLC),” added Mr. Kriegsman.  “Lung cancer is the leading cause of cancer deaths around the world and is more deadly than colon, breast and prostate cancers combined. We believe that tamibarotene could be a breakthrough treatment for NSCLC. This is a major opportunity for CytRx with the NSCLC therapy market projected to reach $13.3 billion by 2015.

“We have a strong balance sheet to support the advancement of our robust development pipeline with 2012 year end cash and equivalents of more than $38 million and no debt.”

Full Year 2012 Financial Results
Net loss for the year ended December 31, 2012 was $18.0 million, or $0.78 per share, compared with a net loss of $14.4 million, or $0.80 per share, for the year ended December 31, 2011. In 2012 and 2011, the Company recognized non-cash gains of $2.8 million and $7.9 million, respectively, on the valuation of warrant derivative liabilities related to warrants issued in August 2011 and July 2009. The Company reported licensing revenue of $100,000 for 2012, compared with $250,000 for 2011.

Research and development (R&D) expenses were $12.7 million for 2012, and included development expenses of $6.6 million for aldoxorubicin and $3.1 million for tamibarotene. R&D expenses were $15.5 million for 2011.

General and administrative (G&A) expenses were $8.4 million for 2012, compared with $7.3 million for 2011. G&A expenses included non-cash stock-compensation expense of $2.0 million and $1.0 million for 2012 and 2011, respectively.

CytRx reported cash, cash equivalents and short-term investments of $38.3 million as of December 31, 2012, which included $21.5 million of net proceeds from an underwritten public offering completed on October 23, 2012.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. The CytRx oncology pipeline includes two programs in clinical development for cancer indications: aldoxorubicin (formerly known as INNO-206) and tamibarotene. With its tumor-targeted doxorubicin conjugate aldoxorubicin, CytRx has initiated an international Phase 2b clinical trial as a treatment for soft tissue sarcomas, has completed its Phase 1b/2 clinical trial primarily in the same indication, and has initiated a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors and a Phase 1b study of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors. The Company has held a positive meeting with the FDA to discuss a potential Phase 3 pivotal trial with aldoxorubicin as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy, and has submitted a special protocol assessment related to this trial. Tamibarotene is being tested in a double-blind, placebo-controlled, international Phase 2b clinical trial in patients with non-small-cell lung cancer. The Company reached its enrollment target for that trial in February 2013. The Company completed its evaluation of a third drug candidate, bafetinib, in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), and plans to seek a partner for further development of bafetinib. For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the outcome, timing and results of CytRx's clinical trials with aldoxorubicin and tamibarotene, the risk that any future human testing of aldoxorubicin or tamibarotene might not produce results similar to those seen in the Company's prior animal or human trials, uncertainties regarding regulatory approvals for current and future clinical testing, including CytRx's planned Phase 3 clinical trial for aldoxorubicin, and the scope of the clinical testing that may eventually be required by regulatory authorities, the risk that aldoxorubicin might not show greater efficacy than doxorubicin notwithstanding the administration of higher doses than the standard of care, the risk that additional longer-term dosing of aldoxorubicin might cause adverse events not seen to date in CytRx's Phase 1b/2 trial, uncertainties regarding whether aldoxorubicin effectively targets doxorubicin to tumors, the significant time and expense that will be incurred in developing any of the potential commercial applications for aldoxorubicin or tamibarotene, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONDENSED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$14,344,088	$17,988,590
Short-term investments	24,000,000	18,057,672
Receivables	109,802	175,704
Interest receivable	26,517	41,275
Prepaid expenses and other current assets	1,212,041	1,017,799
Total current assets	39,692,448	37,281,040
Equipment and furnishings, net	253,277	266,335
Goodwill	183,780	183,780
Other assets	102,271	123,268
Total assets	$40,231,776	$37,854,423
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,060,516	$2,074,463
Accrued expenses and other current liabilities	3,033,189	4,786,956
Warrant liabilities	3,972,230	6,738,934
Total current liabilities	10,065,935	13,600,353
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized; 30,607,916 and 21,302,327 shares issued and outstanding at December 31, 2012 and 2011, respectively	30,608	21,303
Additional paid-in capital	261,318,638	237,452,299
Treasury stock, at cost (90,546 shares)	(2,279,238)	(2,279,238)
Accumulated deficit	(228,904,167)	(210,940,294)
Total stockholders’ equity	30,165,841	24,254,070
Total liabilities and stockholders’ equity	$40,231,776	$37,854,423

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011	2010
Revenue:
Licensing revenue	$100,000	$250,000	$100,000

Expenses:
Research and development	12,684,793	15,491,301	8,506,937
General and administrative	8,353,330	7,317,169	8,235,993
Depreciation and amortization	113,936	95,517	107,666
	21,152,059	22,903,987	16,850,596
Loss before other income	(21,052,059)	(22,653,987)	(16,750,596)
Other income:
Interest income	131,666	207,217	303,592
Other income, net	191,416	205,194	95,827
Gain on warrant liability	2,766,704	7,915,027	933,420
Gain on sale of affiliate’s shares - RXi Pharmaceutical	—	—	15,826,217

Net (loss) income before provision for income taxes	(17,962,273)	(14,326,549)	408,460
Income tax expense	(1,600)	(97,996)	—
Net (loss) income	$(17,963,873)	$(14,424,545)	$408,460
Basic and diluted (loss) income per share	$(0.78)	$(0.80)	$0.03
Basic weighted average shares outstanding	22,973,905	17,935,895	15,640,642
Diluted weighted average shares outstanding	22,973,905	17,935,895	15,920,326

# # #

Investor Relations:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com